EXHIBIT 10.1

LICENSE AGREEMENT
(BioLargo to Clyra)

This License Agreement (the “Agreement”) is made this 1st day of March, 2024, by and between BioLargo, Inc., a Delaware corporation and its wholly owned subsidiary BioLargo Life Technologies, Inc., a California corporation, having a principal place of business at 14921 Chestnut St., Westminster, California 92683 (collectively referred to as “Licensor”), and Clyra Medical Technologies, Inc., a Delaware corporation, having a principal place of business at 3802 Spectrum Blvd, Suite 115, Tampa, FL 33612 (“Licensee”). Each of BioLargo and Clyra is a “Party” and are collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, Licensor has developed a proprietary iodine technology protected under certain patents, trade secrets and know-how that include, disclose and claim significant and commercially viable inventions which Licensee desires to make, use, sell and sublicense in the medical field;

WHEREAS, Licensor and Licensee previously entered into a License Agreement effective as of December 17, 2012 (“Prior License Agreement”) which by its terms along with all its subsequent amendments has expired and is no longer of any force or effect; and

WHEREAS, the Parties desire to enter into this new Agreement to set forth their rights and obligations under an arrangement whereby Licensor licenses to Licensee its technology in certain limited fields of use related to the medical and medical products industry, including in-hospital and outpatient surgery, wound and burn care, and dental procedures and oral care.

NOW, THEREFORE, the Parties agree as follows:

1.	Definitions.

a.	“Bankruptcy Act” means Title 11 of the United States Code, as now or hereafter in effect or any successor statute.

b.

“Change of Control” means with respect to Licensee, that: (a) any third party acquires directly or indirectly the beneficial ownership of any voting security of Licensee, or if the percentage ownership of such third party in the voting securities of Licensee is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such third party is, directly or indirectly, the beneficial owner of voting securities representing more than fifty (50%) of the total voting power of all of the then outstanding voting securities of Licensee; (b) a merger, consolidation, recapitalization, or reorganization of Licensee is consummated which results in shareholders or equity holders of Licensee immediately prior to such transaction, no longer owning at least fifty (50%) of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (c) there is a sale or transfer to a third party of all or substantially all of Licensee’s consolidated assets taken as a whole, through one or more related transactions.

c.

“Confidential Information” means all proprietary confidential information, including Trade Secrets and Know-How, that is generated by or on behalf of a Party under this Agreement, or that one Party has provided or otherwise made available to the other Party, whether made available orally, in writing, or in electronic form, including (a) such information or Know-How comprising or relating to concepts, discoveries, inventions, data, designs or formulae arising from this Agreement, (b) any unpublished patent applications disclosed hereunder, and (c) royalty reports and any confidential information about Licensee’s business or products in development. All Licensed Know-How, and the existence and terms of this Agreement, are deemed to be the Confidential Information of both Parties.

d.

“Divested Business” means, with respect to a Partial Change of Control, the (i) one or more well-defined division(s) or business line(s) of Licensee relating to copper-iodine technology in the Field of Use or the operation of which, but for the license granted pursuant to this Agreement, would infringe or misappropriate the Patent Rights or Licensed Know-How and/or (ii) one or more Licensed Product(s), in either case related to and for use in a specific market segment within the Field of Use (such as, by way of example and without limitation, Licensee’s orthopedic, surgical, and/or wound care products business lines) that were sold, assigned, transferred, or licensed as part of the Partial Change of Control.

e.	“Effective Date” means the date first written above.

f.	“Field of Use” means the following defined fields of any and all direct application in human medical uses, including both prescription-based and over the counter products:

i.

The commercial field of articles, compositions, and methods for medical treatment to treat a condition comprising damage to a human patient, the condition including substantive traumatic or non-traumatic condition, without necessarily breach of the derma. Such medical treatment may include extended application of an article of manufacture (wraps, bandages, band aids and appliqués) over the epidermis, or wipes or direct application of medication such as liquid, ointment, gel, spray, cream or paste, including any chemistry used on or in a patient during surgery. As non-limiting examples of traumatic damage are cuts, scrapes, punctures, incisions and other intentional or accidental penetration damage through the epidermis. As non-limiting examples of non-traumatic conditions or treatment, prophylaxis or prevention of sores, topical infections, insect bites, sub-epidermal infections, boils, and lesions (in the absence of a previous wound at the site). This includes surgical damage to tissues and organs during surgical or other medical procedures as well as from accidental damage to tissues and organs. Surgical and medical procedures, and traumatic events, also include care of the mouth, gums, eyes, optical system and all other organs and tissues; and

ii.	the commercial field of oral, dental, and periodontis products and processes including mouthwash and rinse; and

iii.

the commercial field of the prevention and/or treatment of dermatological diseases or conditions by application of compositions onto humans excluding over-the-counter products. Such prevention or treatment does not include treatment of apparel, bedding, furniture, inanimate surfaces, animals (other than humans), or other applications not to humans, or, with respect to humans, prevention or treatment of odorous conditions; and

iv.

“Field of Use” does not include the commercial field of products or processes intended for use on inanimate surfaces (e.g., disinfection of a hospital floor or other a hard surface) or other devices usable in a medical setting (e.g., disinfection of a metal instrument used to treat a patient).

g.

“Know-How” means any and all information, methods, trade secrets, discoveries, ideas, data, databases, data analytic tools, results, instructions, processes, techniques, formulas, algorithms, inventions, models (including but not limited to computational models and predictive models), computer hardware and/or software (including but not limited to source code), and expert knowledge. Know-How also includes Trade Secrets as defined by the California Uniform Trade Secrets Act.

h.	“License” means collectively the Know-How License and the Patent License.

i.

“Licensed Know-How” means all Know-How which is necessary to exploit the Patent Rights, to the extent not disclosed explicitly in invention disclosures, issued patents, patent applications, publications, or other publicly available documents at time of use by Licensee, that is owned or controlled by Licensor, disclosed by Licensor to Licensee to foster commercialization of the Patent Rights or products utilizing a copper-iodine complex, which Licensor makes reasonable efforts to maintain as confidential and which derives independent economic value from its confidential nature.

j.

“Licensed Know-How Product” means (i) any article, kit, equipment, system, apparatus, composition, or unit within the Field of Use that incorporates as the primary component a copper-iodine complex which is not covered by a valid claim of Patent Rights but which incorporates Licensed Know-How and (ii) any composition, method, process, modality, procedure, practice, or course of action within the Field of Use not covered by a valid and enforceable claim of Patent Rights but which incorporates Licensed Know-How.

k.

“Licensed Patent Product” means (i) any composition, article, kit, equipment, system, apparatus, or unit within the Field of Use covered by a valid claim of Patent Rights and (ii) any composition, method, process, modality, procedure, practice, or course of action within the Field of Use covered by a valid claim of Patent Rights.

l.	“Licensed Product” means a Licensed Know-How Product or Licensed Patent Product.

m.

“Net Sales Revenue” of a Licensed Product means gross sales revenue less any taxes, returns, allowances, quantity discounts, freight, and insurance when the same are actually paid or allowed for said Licensed Product. If any Licensed Product(s) is(are) sold together with one or more other products or services that are not the Licensed Product(s) (each, an “Other Product”), all at a single price (such group of Licensed Product(s) and Other Product(s) is hereinafter referred to as “Combination Product”), then, for purposes of calculating Net Sales Revenue, the gross invoice price for such Combination Product (and any relevant Net Sales Revenue deductions) shall be allocated among the Licensed Product(s) and the Other Product(s) in the Combination Product based on the market price for such products when sold separately. If any such Licensed Product(s) and Other Product(s) are not being sold separately, Licensee and Licensor shall agree upon a fair market percentage allocation for the Licensed Product(s), which mutually agreed allocation shall be used to calculate Net Sales Revenue therefor.

n.

"Partial Change of Control” means the sale, assignment, transfer and/or license to a third party of (i) one or more well-defined division(s) or business line(s) of Licensee relating to copper-iodine technology in the Field of Use or the operation of which, but for the license granted pursuant to this Agreement, would infringe or misappropriate the Patent Rights or Licensed Know-How and/or (ii) one or more Licensed Product(s), in either case related to and for use in a specific market segment within the Field of Use (such as, by way of example and without limitation, Licensee’s orthopedic, surgical, and/or wound care products business lines).

o.	“Patent Rights” means:

The patents having following U.S. Patent Numbers (“U.S. Patents”), and corresponding patents and applications in other countries as well as the patent having the European Patent Number identified in section 1(o)(6):

1)	8,021,610: Systems providing antimicrobial activity to an environment
2)	7,943,158: Absorbent systems providing antimicrobial activity
3)	7,867,510: Material having antimicrobial activity when wet
4)	6,328,929: Method of delivering disinfectant in an absorbent substrate
5)	6,146,725: Absorbent composition
6)	Euro Pat No: 2 081 605 DE FR GB

And, such other patents or patent applications developed solely by Licensor and applicable to the Fields of Use, which will be automatically added to this Agreement as soon as such Patent Right is filed by Licensor.

p.

“Sublicense Income” means any payments or other consideration that Licensee receives from a sublicensee in consideration of the grant of a sublicense of the Patent Rights or Licensed Know-How in an arrangement not comprising a Change of Control or Partial Change of Control, including without limitation upfront license fees, milestone payments, royalties and license maintenance fees, but excluding any payments to Licensee for the costs of research and development activities undertaken by Licensee which are directly related to the sublicense.

2.

Prior License Agreement. The Parties agree that the Prior License Agreement has expired and is no longer of any force or effect, and that the provisions of Section 6.a regarding IP Ownership of the Prior License Agreement and Section 6 of the Second Amendment to License Agreement entered into as of June 30, 2020 are void ab initio as if they never existed. Any patents or patent applications which would be covered by such clauses having inventors who assigned their patent rights to Licensee are, as between Licensor and Licensee, the sole and exclusive property of Licensee. Licensor represents and warrants that it has not and covenants that it will not record the Prior License Agreement or Second Amendment to License Agreement with the USPTO or any patent ownership recordation system to claim any ownership of such patents or patent applications.

3.	Grant of License.

a.

Patent License. In consideration of the license fees and royalties to be paid by Licensee hereunder, and unless otherwise terminated pursuant to Section 11 below, Licensor grants to Licensee a world-wide, exclusive, assignable (upon a Change of Control or Partial Change of Control), sublicensable, royalty bearing license (the “Patent License”) under the Patent Rights in the Field of Use, to make, have made, use, sell, offer for sale, import, and practice Licensed Patent Products. In addition, Licensee has the option to expand the Field of Use to other medical fields of use (“Option”) upon commercially reasonable terms to be negotiated at the time that Licensee indicates to Licensor its desire and intent to exercise the Option.

b.

Know-How License. Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee a world-wide, non-exclusive, assignable (upon a Change of Control or Partial Change of Control), sublicensable, royalty-bearing license to use the Licensed Know-How to develop, make, have made, use, sell, offer to sell, lease, and import Licensed Products (the “Know-How License”). In support of this license, Licensor shall use reasonable efforts to provide to Licensee any tangible manifestations of the Know-How in its possession and control (or copies thereof, as appropriate) as soon as reasonably practicable after disclosure of same to Licensee.

c.	Limitations. This grant of license rights is subject to the following limitations:

i.

the rights granted herein are granted only to the extent defined and described herein within the Field of Use and for such time period that Licensee is in compliance with the terms and conditions set forth herein;

ii.

no right or license is granted or implied to the Licensee or any person claiming through the Licensee under any patent or patent application of Licensor other than those specifically identified as the Patent Rights;

iii.	the Licensor reserves to itself all intellectual property rights that are not expressly granted by this Agreement; and

iv.

nothing herein should be construed to grant the Licensee the right to register or claim any trademark or trade name confusingly similar in sound, appearance or meaning to those claimed or registered by Licensor.

d.

Sublicensing Rights. With respect to sublicenses to third parties by Licensee to the Patent Rights and Licensed Know-How outside the scope of a Change of Control or a Partial Change of Control, subject to Licensor’s written approval, such approval to be in Licensor’s sole and absolute discretion, Licensee may enter into an agreement with a third party granting the third party any of the rights granted to Licensee pursuant to this Agreement within the Field of Use (each, a “Sublicense”). For the avoidance of doubt, Licensee shall be free to sublicense the Patent Rights and Licensed Know-How in the Field of Use in the context of a Change of Control or Partial Change of Control in its sole and absolute discretion.

Upon payment of the Extinguishment Fee, Licensee (or its successor in interest or sublicensee) shall be free to grant Sublicenses in the Field of Use in its sole and absolute discretion and Licensor’s right to approve or reject Sublicenses in the Field of Use shall extinguish (i) entirely in the event of a Change of Control, and (ii) partially with respect to the Divested Business in the event of a Partial Change of Control.

e.

Research and Development. During the Term, Licensee shall have the right to conduct research and development activities, and pursue regulatory approval, clinical trials, and all other work necessary to develop and commercialize Licensed Products and its own products. However, in the event that Licensee uses the rights granted herein to develop a product which would fall outside the scope of the Field of Use, Licensee agrees that it shall not commercialize such product without the express written permission of Licensor. The Parties agree that such written permission may require a good-faith negotiation of a royalty-bearing license or an amendment to this License.

f.

Reporting. Within three months after the end of each of Licensee’s fiscal years, Licensee shall submit to Licensor reports detailing research, development, and other activities, including a summary of expenditures on such research and development activities, conducted by Licensee concerning or in any manner related to the Patent Rights and Licensed Products hereunder during the applicable fiscal year. Licensor shall have the right, upon reasonable prior notice, to inspect and audit Licensee’s records concerning the subject matter of each such report once over every two-year period. Once commercialization of a product has occurred, no further reporting shall be required on activities related to that commercialized product.

4.	Royalty and Payments for the License. In consideration of the License granted to Licensee in Section 3, Licensee shall pay to Licensor each of the following royalties and payments:

a.

Initial License Fee. Licensee has issued Licensor 2,251,303 shares of Licensee’s common stock, paid at $3.10 per share, as the Initial License Fee. The Initial License Fee is fully earned by Licensor when made, is non-refundable and shall not be credited to royalties or any other fees due pursuant to this Agreement.

b.

Royalty. Starting from the Effective Date and continuing until the end of the Term, Licensee shall pay to Licensor an ongoing royalty at the rate of six percent (6%) of Licensee’s Net Sales Revenue (the “Royalty”), paid quarterly in arrears within thirty days after the end of each calendar quarter. Each Royalty payment shall be paid in good and immediately collectible funds. Upon payment of the Extinguishment Fee, such Royalty payments shall cease (i) entirely upon any Change of Control, and (ii) partially upon any Partial Change of Control, with respect to the Divested Business only.

c.

Sublicensing Fees. Licensee shall have the right to grant sublicenses of its rights under this Agreement to third parties during the term of this Agreement in the Field of Use or any subcategory of the Field of Use, subject to Licensee’s payment to Licensor of Sublicense Fees pursuant to and on terms consistent with this Agreement when such sublicense is not part of a Change of Control or Partial Change of Control, and subject to Licensor’s written consent. Licensee shall pay Licensor fifty percent (50%) of all Sublicense Income received by Licensee (“Sublicense Fee”). For the avoidance of doubt, the Sublicense Fee shall be the sole compensation Licensee shall be obligated to pay Licensor as consideration for the sublicense. All such Sublicensee Fee payments shall cease upon any Change of Control and the payment to Licensor of the Extinguishment Fee. Upon payment of the Extinguishment Fee, Sublicense Fee payments shall cease and shall not apply to a sublicense of the Patent Rights or a transfer of this Agreement to a third-party entity in connection with any Partial Change of Control, but only with respect to the Divested Business. Unless this Agreement terminates and a sublicense granted by Licensee converts to a direct license from Licensor as provided in Section 12.d, no sublicensee shall be obligated to make any direct payments to Licensor arising from a valid sublicense to such sublicensee granted by Licensee.

d.

Royalty Extinguishment Payment. Upon the assignment of this Agreement to a third party upon a Change of Control or Partial Change of Control of Licensee, Licensor shall be compensated for the extinguishment of the Royalty and the Sublicense Fee consistent with Sections 4(b) and 4(c) of this Agreement. The compensation due from Licensee to Licensor shall be calculated as follows:

Upon Clyra board acceptance and approval of a Change of Control or Partial Change of Control in exchange for a payment hereinafter referred to as the “Sale Price,” the following computation shall be made. The total revenues over the previous six (6) months of all Licensee’s business activities in the event of a Change of Control, or of the specific division(s) or business line(s) associated with a Partial Change of Control in that event, shall be multiplied by two (2) to arrive at an annualized Effective Revenue. The Effective Revenue shall be multiplied by six (6) percent (.06) to arrive at an Effective Royalty. The Sale Price shall then be divided by the Effective Revenue to compute a Sales Multiple. The Effective Royalty shall then be multiplied by the Sales Multiple to compute the “Extinguishment Fee” associated with that Change of Control or Partial Change of Control. The Extinguishment Fee shall be payable to Licensor out of the Sales Price, with the balance of the Sales Price then going to Clyra for its use or distribution as appropriate.

5.

License Term. Subject to early termination pursuant to Section 11, this License Agreement (i) as it relates to the Patent License, will expire upon the expiration of the last to expire of the Patent Rights, and (ii) as it relates to any right herein other than the Patent License or Patent Rights, including without limitation the Know-How License, shall survive expiration of the Patent Rights and continue thereafter as a royalty bearing license subject to the rights and limitations set forth herein. The Royalty rate set forth in Section 4.a. above shall be reduced to five- and one-half percent (5.5%) upon expiration of the last to expire of the Patent Rights.

6.	Reporting.

a.

Books of Accounts. Licensee shall keep full and accurate books of account showing the amount of Patent Royalties and Sublicense Fees due pursuant to this Agreement. These books of account shall be kept at Licensee’s place of business, and shall be made available to Licensor at reasonable times for inspection by an independent certified public account retained by Licensor and shall be kept and made available to Licensor for the later of (i) the end of the Term, including any extensions thereof, or (ii) three years following the end of the calendar year to which they pertain.

b.

Royalty Report. Not later than thirty (30) days after the beginning of each calendar quarter of each year (a “Reporting Period”), Licensee shall deliver to Licensor a true and accurate report (a “Royalty Report”), giving particulars of the business conducted by Licensee during the preceding Reporting Period as are relevant to an accounting for Patent Royalties and Sublicense Fees due under this Agreement. The Royalty Report shall include at least the following: (i) the quantity of Licensed Products sold by Licensee; (ii) the revenues arising from sales of Licensed Products; (iii) the calculated Patent Royalty due to Licensor; (iv) revenues generated by any Sublicense Agreements, identifying the sublicensee, the amount, and the basis of the calculations; and (v) any other revenues received from third parties. Simultaneously with the delivery of each Royalty Report, Licensee shall pay to Licensor the applicable Patent Royalty and Sublicense Fee due, as set forth in Paragraphs 4 and 5 above.

c.

Independent Accounting Report. Not later than 60 days following the end of each fiscal year, Licensee agrees to provide Licensor, at Licensee’s sole expense, a report from an independent certified public accountant which attests to the accuracy of Licensee’s information, computations and the Patent Royalty and Sublicense Fees due for each Reporting Period during the previous fiscal year.

d.

Audit Rights. Licensor shall be entitled, no more than once annually and upon no less than five (5) days written notice to Licensee and during business hours at Licensee’s office or such other place as Licensee shall designate within the state of California, to inspect and examine those books and records of Licensee relating to the determination of Patent Royalties or Sublicense Fees set forth in any Royalty Report. The inspection of Licensee’s records shall be performed by a national public accounting firm (a “Qualified Firm”). The examination must be conducted within ten (10) days of such books and records being made available to Licensor (“Examination Period”). The Qualified Firm shall prepare a report indicating the results of the review (the “Audit Report”). If the Audit Report discloses that the amount of Royalties or Sublicense Fees reported to Licensor was incorrect, Licensee shall pay to Licensor the deficiency, unless Licensee disputes the Report within thirty (30) days after the receipt of the Report by Licensee. If Licensee disputes the Report within this thirty (30) day period, Licensee and Licensor shall agree upon another of the national independent accounting firms to review and verify the Royalties and Sublicense Fees, and provide the results thereof to Licensee and Licensor (the “Reconciliation Audit”) and the determination as set forth in the Reconciliation Audit shall be binding upon Licensee and Licensor. All costs and expenses of the auditor generating the Report shall be paid by Licensor unless the audit shows that Licensee understated Royalties or Sublicense Fees in the Royalty Report by more than five percent (5%), in which case Licensee shall pay the cost and expenses of such audit. Notwithstanding the foregoing, in the event the Reconciliation Audit is performed, Licensee and Licensor shall each pay on-half (1/2) of the cost of the Reconciliation Audit. The exercise by Licensor of its audit rights hereunder shall not relieve Licensee of its obligations to pay prior to the request for and inspection and examination of Licensee’s books and records or permit Licensor the right to audit any other sums with the exception of the amounts set forth in this Royalty Report. If Licensor does not elect to exercise its rights to audit during the Audit Period, and/or does not elect to examine the books and records during the Examination Period, then Licensee’s Royalty Report shall conclusively be deemed to be correct, and Licensor shall be bound by Licensee's determination. Additionally, Licensor agrees and acknowledges that the audit right as set forth herein and the review of books and records shall be confidential and, apart from Licensor’s auditors, Licensor may not disclose or discuss the audit or the results of the audit to any other parties.

7.	IP Maintenance and Enforcement.

a.

Maintenance. As between the Parties, Licensor will retain the first right and responsibility to prosecute and maintain the Patent Rights in the Field of Use. Licensor shall keep Licensee reasonably informed as to the status of the Patent Rights and shall consult with Licensee in a timely manner concerning (i) the scope and content of patent applications within the Patent Rights prior to filing such patent applications, and (ii) the content of and proposed responses to official actions of the United States Patent and Trademark Office and foreign patent offices during prosecution of such patent applications. In the event Licensor decides to abandon any patent within the licensed Patent Rights, Licensee shall have the right to undertake prosecution and maintenance of such licensed Patent Rights at its expense. Upon Licensee’s request, Licensor shall file patent applications within the Patent Rights in any jurisdiction(s) requested by Licensee, provided that Licensee shall reimburse Licensor for the reasonable, documented, out-of-pocket expenses incurred by Licensor for such additional patent filings. Except as expressly provided herein, Licensor shall bear all the costs incurred in connection with the filing, prosecution, and maintenance of all Patent Rights.

b.

Enforcement. In the event that either Party reasonably believes that any licensed Patent Right is being infringed by a third party or is subject to a declaratory judgment action arising from such infringement, in each case within the Field of Use, such Party shall promptly notify the other Party. In such event, Licensee shall have the initial right (but not the obligation) to enforce such Patent Rights with respect to such infringement in the Field of Use, or to defend any declaratory judgment action with respect thereto (an “Enforcement Action”) with respect to any patent claims of the licensed Patent Rights that apply primarily to the Field of Use, at Licensee’s expense. In the event that Licensee fails to initiate an Enforcement Action to enforce such Licensed Patent against an infringement in the Field of Use within ninety (90) days of a request by Licensor to do so, Licensor may initiate an Enforcement Action against such infringement at its own expense. The Party initiating or defending any such Enforcement Action (the “Enforcing Party”) shall keep the other Party reasonably informed of the progress of any such Enforcement Action, and such other Party shall have the right to participate with counsel of its own choice at its own expense. In any event, the other Party shall reasonably cooperate with the Enforcing Party, including providing information and materials, at the Enforcing Party’s request and expense. Licensee shall not enter into any consent judgment or other voluntary final disposition of any Infringement Action within the Field of Use without the prior written consent of Licensor, which consent shall not be unreasonably conditioned, withheld or delayed. Any recovery received as a result of any Enforcement Action to enforce Patent Rights shall be used first to reimburse the Parties for the costs and expenses (including attorneys’ and professional fees) incurred in connection with such Enforcement Action (and not previously reimbursed), and the remainder of the recovery shall be shared seventy-five percent (75%) to the Enforcing Party and twenty-five percent (25%) to the other Party. Neither Party shall enter into any settlement of any claim described in this Section 8 that adversely affects the other Party’s rights or interests without such other Party’s written consent, which consent shall not be unreasonably conditioned, withheld or delayed. Licensee shall have the unrestricted right at its sole option to enforce or to defend any declaratory judgement with respect to any patent claims for all independent patents which Licensee developed and prosecuted, and shall have the unrestricted right to assign or license such enforcement rights.

8.

Marking of Patent Rights. All Licensed Patent Products, including those produced pursuant to the rights granted in any sublicense agreement, shall include appropriate patent marking, including reference to specific Licensed Patents covering the Licensed Patent Products applicable in the territory of sale of the Licensed Patent Products. Licensee shall impose the patent marking obligations of this Section 9 on all sublicensees.

9.

Insurance Requirements. Licensee shall maintain, at Licensee’s expense, during the period that any Licensed Product is made, used, sold or otherwise made available to others pursuant to this Agreement, comprehensive liability insurance, including product liability insurance, with a reputable and financially secure insurance carrier(s) to cover the activities of Licensee and its sublicensees, if any, contemplated by this Agreement, for minimum limits of five million dollars ($5,000,000.00) per occurrence. Such insurance shall name Licensor as an additional insured. Licensee shall furnish a Certificate of Insurance, upon request, evidencing coverage of five million dollars ($5,000,000.00) with thirty (30) days of written notice of cancellation or material change to Licensor. Licensee’s insurance shall be written to cover claims incurred, discovered, manifested, or made during the term, or after the expiration, of this Agreement. Licensee shall at all times comply, through insurance or self-insurance, with all statutory workers’ compensation and employers’ liability requirements covering any and all employees with respect to activities performed under this Agreement. All such liability insurance policies shall be written as primary policies not contributing with and not in excess of coverage which Licensor may carry.

10.	Events of Default and Termination.

a.

This Agreement shall terminate automatically in the event that Licensee files a petition, or has a petition filed against it, under any laws relating to insolvency, including, without limitation, any filing under any provision of the Bankruptcy Act; or enters into any voluntary arrangement for the benefit of its creditors; or appoints, or has appointed on its behalf, a receiver, liquidator or trustee of its property or assets.

b.	The following shall be considered an “Event of Default”:

i.

Licensee’s uncured failure to timely pay to Licensor during a particular Reporting Period an amount equal to at least the sum of the undisputed Royalty and Sublicensing Fees due for such Reporting Period;

ii.	Licensor’s grant of a license to the Patent Rights to a third party in the Field of Use during the Term; and

iii.	Licensor’s failure to pay any necessary fees for the continuation of the Patent Rights; and

iv.	Any breach or default by either Party in the performance or observance of any of its obligations under this Agreement.

Upon an Event of Default, the non-breaching Party may, at its sole option, terminate this Agreement by giving 30 days’ notice (the “Grace Period”) to the breaching Party. The termination shall become effective at the end of the Grace Period, unless before the completion of the Grace Period the breaching Party shall cure the breach or default in full; provided, however, that if a breaching Party has breached this Agreement three times within any 24-month period, the non-breaching Party may terminate this Agreement immediately without providing any Grace Period to the breaching Party.

11.	Obligations and Rights Upon Termination.

a.	Upon termination of this Agreement by Licensor due to an Event of Default by Licensee, Licensee shall:

i.

promptly return to Licensor all technical writings, business writings, materials, samples, data, drafts, proposals, sales information, business information and all other materials transferred and created during the term of this Agreement that specifically and directly pertain to the Licensed Know-How, retaining a confidential copy of this Agreement, and cause one or more of its officers to execute a certification, under penalty of perjury, that all such items have been returned; and

ii.	immediately stop all business, sales, marketing, publication, public disclosure, research and development on Licensed Products; and

iii.

immediately terminate or assign to Licensor all of Licensee’s right, title, and interest in, to or under any agreements pursuant to which a third party is given rights relating to Patent Rights, including without limitation Sublicense Agreements.

b.

Upon termination of this Agreement by Licensee due to an Event of Default by Licensor, the Patent License shall survive and become a perpetual, exclusive and fully-paid-up license, and the Know-How License shall survive and become a perpetual, non-exclusive and fully-paid-up license.

c.	Upon termination of this Agreement, Licensor shall have no obligation to refund any payment or fee made to it or received by it under any provision of this Agreement, regardless of purpose.

d.

Upon any termination of this Agreement, any sublicenses granted by Licensee in compliance with the terms of this Agreement prior to the notice of termination, to the extent applicable to the Patent Rights, shall continue in full force and effect as direct licenses from Licensor and any obligations sublicensee would have to Licensee under such sublicenses to the extent related to the sublicense of the Patent Rights shall become direct obligations to Licensor.

12.	Representations and Warranties of Licensor. Licensor represents and warrants to Licensee as follows:

a.

Licensor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its property and to carry on its business as now being conducted.

b.

Licensor has full power and authority to enter into, execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly authorized by all necessary corporate action of Licensor. This Agreement has been duly executed and delivered by Licensor and, assuming this Agreement is duly executed and delivered by Licensee, constitutes a valid and legally binding obligation of Licensor enforceable against Licensor in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other similar laws relating to or affecting creditors’ rights generally, or the availability of equitable remedies.

c.

The execution and delivery by Licensor of this Agreement do not, and compliance by Licensor with the provisions of this Agreement will not, conflict with or result in a breach or default under any of the terms, conditions, or provisions of any contract to which Licensor is a party or otherwise bound.

d.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR, ITS DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS, AGENTS, CONSULTANTS AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF THE CLAIMS OF ANY PATENTS ON THE TECHNOLOGY ISSUED OR PENDING, OR FREEDOM OF A PRODUCT THAT EMBODIES TECHNOLOGY FROM INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. IN NO EVENT SHALL LICENSOR, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, WHETHER LICENSOR SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING. LICENSOR REPRESENTS AND WARRANTS IN RESPECT TO THE PATENT RIGHTS HAT IT HAS LEGAL RIGHT TO EXTEND THE RIGHTS TO LICENSEE, AND THAT IT HAS NOT MADE AND WILL NOT MAKE ANY COMMITMENTS TO OTHERS INCONSISTENT WITH OR IN DEROGATION OF SUCH RIGHTS.

13.	Representations and Warranties of Licensee. Licensee represents and warrants to Licensor as follows:

a.

Licensee is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its property and to carry on its business as now being conducted.

b.

Licensee has full power and authority to enter into, execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly authorized by all necessary corporate action of Licensee. This Agreement has been duly executed and delivered by Licensee and, assuming this Agreement is duly executed and delivered by Licensor, constitutes a valid and legally binding obligation of Licensee enforceable against Licensee in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other similar laws relating to or affecting creditors’ rights generally, or the availability of equitable remedies.

c.

The execution and delivery by Licensee of this Agreement do not, and compliance by Licensee with the provisions of this Agreement will not, conflict with or result in a breach or default under any of the terms, conditions, or provisions of any contract to which Licensee is a party or otherwise bound.

14.	Confidentiality.

a.

Duty of Confidence. During the Term and for seven (7) years thereafter (or in the case of trade secrets, until such time as the trade secret passes into the public domain, provided such trade secrets are identified as trade secrets at the time of disclosure by the disclosing Party), all Confidential Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to any third party or used for any purpose, except as set forth herein, without the prior written consent of the disclosing Party. The receiving Party may use Confidential Information of the other Party only for purposes of exercising its rights and fulfilling its obligations under this Agreement and may disclose Confidential Information of the other Party to employees, agents, contractors, consultants and advisers of the receiving Party and its licensees and Sublicensees only to the extent reasonably necessary for such purposes; provided that such persons and entities are bound by written obligations of confidentiality and non-use of the Confidential Information consistent with the confidentiality provisions of this Agreement as they apply to the receiving Party.

b.	Exceptions. The obligations under this Section 14 shall not apply to any information to the extent the receiving Party can demonstrate by competent evidence that such information:
i.	is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the receiving Party;
ii.

was known to, or was otherwise in the possession of, the receiving Party without obligation of confidentiality prior to the time of disclosure by the disclosing Party, as evidenced by its contemporaneous written records;

iii.

is disclosed to the receiving Party on a non-confidential basis by a third party that is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any third party; or

iv.

is independently developed by or on behalf of the receiving Party, as evidenced by its contemporaneous written records, without use of or reference to the Confidential Information disclosed by the disclosing Party under this Agreement.

c.	Authorized Disclosures. Subject to this Section 15(c), the receiving Party may disclose Confidential Information belonging to the other Party to the extent permitted as follows:
i.

such disclosure is deemed necessary to the receiving Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice or services to the receiving Party in connection with this Agreement, on the condition that such attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with the confidentiality provisions of this Agreement as they apply to the receiving Party;

ii.

disclosure by Licensee or its Sublicensees (a) to obtain or maintain approval to conduct clinical trials for a Licensed Product, or (b) to obtain and maintain regulatory approval or to otherwise research, develop, manufacture, commercialize and exploit Licensed Products; provided that such disclosure shall be limited to the Confidential Information reasonably necessary to be disclosed for the foregoing purposes and subject to Licensee or its Sublicensees seeking confidential protection for Confidential Information disclosed pursuant to this Section 15(c)(ii); or

iii.

disclosure required in connection with any judicial or administrative process relating to or arising from this Agreement (including any enforcement hereof) or to comply with applicable court orders, governmental regulations or applicable law (including the rules of any recognized stock exchange or quotation system), in each case subject to Section 15(d) or Section 15(e), as applicable; or

iv.

disclosure to potential or actual investors, collaborators, licensors, merger partners or acquirers in connection with due diligence or similar investigations by such third parties or, in the case of Licensee’s actual Sublicensees, the practice of such sublicense; provided, in each case, that (i) any such potential or actual disclosee agrees to be bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement as they apply to the receiving Party; (ii) Confidential Information disclosed is limited to only information for which disclosure is reasonably necessary to accomplish the permitted purpose; and (iii) receiving Party shall remain liable to the disclosing Party for such disclosee’s use or disclosure of such Confidential Information in any manner inconsistent with the provisions of this Section 14.

d.

Required Disclosures. If the receiving Party is required by judicial or administrative process or applicable law (including the rules of any recognized stock exchange or quotation system) to disclose Confidential Information that is subject to the non-disclosure provisions of this Section, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed as permitted by this Section 15(d) shall remain otherwise subject to the confidentiality and non-use provisions of this Section 14, and the Party disclosing Confidential Information as permitted by this Section 14(d) shall take all steps reasonably necessary, including obtaining an order of confidentiality and otherwise cooperating with the other Party, to ensure the continued confidential treatment of such Confidential Information.

e.

Securities Filings. If a Party is required by applicable laws (e.g., securities laws, rules and regulations), to disclose the existence, or the terms, of this Agreement or material developments hereunder, such Party shall promptly inform the other Party of the disclosure that is being sought and provide for a period of at least ten (10) Business Days, or if the period provided by such applicable law is less than ten (10) Business Days, maximum reasonable period allowable thereunder, in order to provide the other Party an opportunity to review and comment on the disclosure. The Party disclosing such information required by applicable law shall take all steps reasonably necessary, to ensure the continued confidential treatment of such information provided that each Party shall have the right to make any such disclosure that such Party determines is necessary under such applicable laws. The Party making such disclosure shall consider in good faith any timely comments to such disclosure provided by the other Party.

15.	Indemnification.

a.

Licensee Indemnification. Licensee shall indemnify, save and hold harmless Licensor and each of its officers, directors, employees, agents and affiliates, and each of their successors and assigns (collectively, the “Licensor Indemnified Parties”) from and against any and all costs, losses, claims, liabilities, fines, penalties, consequential damages (other than lost profits) whatsoever, including but not limited to death or injury to person or damage to property, and expenses (including interest which may be imposed in connection therewith, court costs and actual attorneys’ and expert witness fees and disbursements of counsel) (collectively, “Damages”) incurred in connection with, arising directly or indirectly out of, resulting from or incident to (i) Licensee’s exercise of any of its rights or conduct of any activities granted hereunder, (ii) the commercial sale and/or use, clinical or otherwise, of Patent Rights, Licensed Products by Licensee, its sublicensees, or any customers of any of them in any manner whatsoever; (iii) the performance, non-performance, or harmful effects of the sale, manufacture, or use of the Licensed Products, including without limitation product liability claims; or (iv) third party patent infringement claims stemming from Licensee’s use of any Patent Rights or Licensed Products.

b.

Licensor Indemnification. Licensor shall defend, indemnify and hold Licensee harmless from and against any damages, claims, lawsuits, causes of action, liabilities, costs, obligations and expenses (including reasonable attorneys’ fees and court costs) arising solely out of any claim or allegation (whether or not proven) by any third party that the Patent Rights and Licensed Know-How licensed to Licensee pursuant to this Agreement infringes upon or violates a valid intellectual property right or represents a misappropriation of a trade secret of a third party.

c.

Claims. If a claim for Damages (a “Claim”) is to be made by a Party entitled to indemnification hereunder (an “Indemnified Party”) against the indemnifying Party (the “Indemnifying Party”), the Indemnified Party shall give written notice (a “Claim Notice”) to the Indemnifying Party, which notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a “Third-Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify (to the extent that the information is available) the factual basis for the Claim and the amount of the Damages, if known. If the Claim is a Third-Party Claim, the Indemnified Party shall provide the Claim Notice as soon as practicable after such Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 16. If any lawsuit or enforcement action is filed against any Indemnified Party, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within 15 calendar days after the service of the citation or summons). The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party has been damaged by such failure.

16.	General Provisions.

a.

Notices. All Notices, requests, and other communications that a Party is required or elects to deliver shall be in writing and shall be delivered personally, or by email, or by a recognized overnight courier service, to the other Party at its address set forth below or to such other address as such Party may designate by notice given pursuant to this Section:

If to Licensor: BioLargo, Inc.

14921 Chestnut St., Westminster, CA 92683

Attn: Dennis P. Calvert

Email: dennis.calvert@biolargo.com

If to Licensee:         Clyra Medical Technologies, Inc.

3802 Spectrum Blvd, Suite 115, Tampa, FL 33612

Attn: Steven V. Harrison, President

Email: steveh@clyramedical.com

All such notices, requests and other communications will: (i) if delivered personally to the address as provided in this Section 17.a, be deemed given upon delivery; (ii) if delivered by email to the email address as provided for in this Section 17.a, be deemed given upon email read receipt; and (iii) if delivered by messenger or courier to the address as provided in this Section 17.a, be deemed given on the earlier of the first business day following the date sent by such messenger or courier upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 17.a. A Party from time to time may change its address, email address or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties hereto.

b.

Publicity. Neither Party shall issue any public announcement regarding this Agreement, or which contains the name of the other Party, without giving prior reasonable notice to the other Party, and receiving written approval thereon; provided, however, that (i) Licensor may withhold its approval in its sole and absolute discretion and (ii) written approval from Licensee shall not be required for any disclosures that are required or which counsel advises Licensor are required by applicable law, including without limitation Federal securities laws, in which instance, Licensor shall so notify Licensee as reasonably promptly as commercially possible.

c.

Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the Parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein.

d.

Waiver and Amendment. No provision of this Agreement may be waived unless in writing signed by all the Parties to this Agreement, and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. This Agreement may be amended only by a written agreement executed by all the Parties to this Agreement.

e.

Governing Law. This Agreement has been made and entered into in the State of Delaware and shall be construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

f.

Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

g.	Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

h.

Costs and Attorney’s Fees. If any action, suit, arbitration, or other proceeding is instituted to remedy, prevent, or obtain relief from a default in the performance by any Party to this Agreement of its obligations under this Agreement, the prevailing Party shall recover all of such Party’s attorneys’ fees incurred in each and every such action, suit, arbitration or other proceeding, including any and all appeals or petitions therefrom. As used in this Section 17.h, attorneys’ fees shall be deemed to mean the full and actual costs of any legal services actually performed in connection with the matters involved calculated on the basis of the usual fee charged by the attorney performing such services and shall not be limited to “reasonable attorneys’ fees” as defined in any statute or rule of court.

i.

Rights Cumulative. No right granted to the Parties under this Agreement on default or breach is intended to be in full or complete satisfaction of any damages arising out of such default or breach, and each and every right under this Agreement, or under any other document or instrument delivered hereunder, or allowed by law or equity, shall be cumulative and may be exercised from time to time.

j.

Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any person by reason of the rule of construction that a document is to be construed more strictly against the person who itself or through its agent prepared the same, it being agreed that all Parties have participated in the preparation of this Agreement.

k.

Force Majeure. If any Party to this Agreement is delayed in the performance of any of its obligations under this Agreement or is prevented from performing any such obligations due to causes or events beyond its control, including, without limitation, acts of God, fire, flood, war, terrorism, earthquake, strike or other labor problem, injunction or other legal restraint, present or future law, governmental order, rule or regulation, then such delay or nonperformance shall be excused and the time for performance thereof shall be extended to include the period of such delay or nonperformance.

l.

Assignment and Transfers. Except as otherwise expressly provided herein, Licensee may not assign or delegate either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Licensor, provided, however, that Licensee may assign this Agreement without such consent of Licensor upon a Change of Control or a Partial Change of Control of Licensee. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

m.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Counterparts may be delivered via facsimile, electronic mail, electronic signatures, or other transmission methods, and so delivered shall be deemed have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, the Parties have executed this License Agreement (BioLargo to Clyra) as of the date first set forth above.

Licensor

BioLargo, Inc.

/s/Dennis P. Calvert

By:___________________________

Name:         Dennis P. Calvert

Title:         President

Date: March 1, 2024

BioLargo Life Technologies, Inc.

/s/Dennis P. Calvert

By:___________________________

Name:         Dennis P. Calvert

Title:         President

Date: March 1, 2024

Licensee

Clyra Medical Technologies, Inc.

/s/Steven V. Harrison

By:___________________________

Name:         Steven V. Harrison

Title:         President

Date: March 1, 2024